Exhibit 10.14

December 16, 2008

J. Clinton Rivers

Dear Mr. Rivers:

This letter will describe the various components of your separation package:

NOTICE
(Notice of Waiver of Rights)

PLEASE READ THIS NOTICE AND THE ACCOMPANYING SEPARATION AGREEMENT (“AGREEMENT”) CAREFULLY. BE ADVISED THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL CLAIMS YOU MAY HAVE AGAINST PILGRIM’S PRIDE CORPORATION AND/OR ITS RESPECTIVE SUBSIDIARIES AND/OR AFFILIATES (HEREINAFTER COLLECTIVELY REFERRED TO AS EITHER “THE COMPANY” OR “PILGRIM’S PRIDE CORPORATION”).

Resignation

Your active employment with the Company will terminate on December 16, 2008 (“Termination Date”).   You hereby resign, and the Company hereby accepts such resignation, as a director, officer, employee or in any other capacity of the Company and its subsidiaries effective as of the Termination Date.  You will be paid all earned and unpaid salary together with any unused vacation days, less deductions required or permitted by law on your last regular payroll check.

You acknowledge and agree that the Company will file with the Securities and Exchange Commission (“SEC”) a report on Form 8-K and the Company will issue a press release, each of which will disclose your resignation as an officer and as a director of the Company.  You acknowledge and agree that you have received and reviewed a copy of the Form 8-K that will be filed with the SEC concerning your resignation, agree fully with the statements made by the Company therein and you have not provided and you will not provide to the Company any written correspondence concerning the circumstances surrounding his resignation.  The Company and you agree that the information in the press release concerning your resignation as an officer and as a director of the Company will be substantially the same to the statements made in such report on Form 8-K.  You agree not to issue any press release or make any public statement concerning your resignation from the Company or its subsidiaries that would conflict with the statements made by the Company in the Form 8-K provided to you under this paragraph.

In addition to the foregoing to which you are entitled, if you sign and do not revoke this Agreement you will be eligible for the consideration described in Sections 1 through 2 below to which you would otherwise not be entitled in exchange for an agreement to release all claims known or unknown against the Company.  You are not entitled to receive severance benefits under any other Company severance plan or practice.

1.	Salary and Benefits Continuation

a.
You will be eligible for a payment of $143,241.98.  This sum shall be paid in a lump sum, single payment ten (10) days after the Termination Date or, if later, ten (10) days after the Company’s receipt of this signed unrevoked Agreement provided the Agreement is received by the Company within 45 days of your Termination Date.

b.
You will be eligible to continue your Pilgrim’s Pride health plan for a period of 35 weeks by making appropriate payments on a monthly basis.  These payments will be based on employee contribution rates for any health, dental or vision plans in which you are enrolled. When your Pilgrim’s Pride health plan at employee contribution rates ends, due to acquiring coverage at a new employer or due to the end of the covered period, you will be eligible for any continuation coverage you may have under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).  Please note that you can continue, at your option, vision or dental coverage as separate COBRA coverage if these plans are not available at your new employer.

c.	You and the Company agree that the Change in Control Agreement (herein so called) dated October 21, 2008 between you and the Company is hereby terminated and shall be of no further force and effect.

2.	Outplacement

You will be eligible for outplacement services as selected and provided by the Company which will be available upon the Company’s receipt of this signed, unrevoked Agreement and for three (3) months thereafter, unless the Company agrees, at its sole discretion, to extend the outplacement services provide to you for three (3) additional months.

3.	Directors and Officers Liability Insurance

The Company agrees to continue and maintain a directors' and officers' liability insurance policy covering you to the extent the Company provides such coverage for its current executive officers for a period of one year commencing on the Termination Date.

4.	Section 409A of the Internal Revenue Code of 1986

Anything in this Agreement to the contrary notwithstanding, no amount payable under this Agreement that is "nonqualified deferred compensation" subject to Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), shall be paid prior to the earlier of, (i) the first business day after the date that is six (6) months following the date you experience a “separation from service” (within the meaning of U.S. Treas. Reg. 1.409A-1(h)) or (ii) the date of your death, to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code.  Upon the expiration of such deferral period, all deferral payments that are delayed pursuant to this Section shall be paid in a lump sum to you and any remaining payments due under this Agreement shall be paid in accordance with the terms specified herein.

5.	Post-Employment Obligations

You agree to make yourself reasonably available to the Company, and will:

a.
Personally provide assistance and cooperation in providing or obtaining information for the Company, and its representatives, concerning any Company matter of which you are knowledgeable.  Such assistance and cooperation will generally be in the form of responses to telephone inquiries.

b.
Personally provide to the Company, or its representatives, assistance and cooperation relating to any pending or future lawsuits or claims, about which you are knowledgeable, or where you are designated by a party as a person having knowledge.

c.
Immediately notify the Company if you receive any request from anyone other than the Company for information regarding any potential claims or proposed litigation against the Company or any of its affiliates.

d.
Refrain from engaging in any conduct, or making comments, or statements, the purpose or effect of which is to harm the reputation, good will, or commercial interests of the Company, or any of its officers, directors or employees.  You further agree not to make defamatory or disparaging comments about the Company and each of its past and present agents, officers, directors, insurers, investigators, attorneys, shareholders, partners, and employees, and you also agree not to initiate, and will avoid, all communications with third-parties or public communications related to the Company’s business practices unless otherwise required by law.

e.
Refrain from providing any information related to any claim or potential litigation against the Company, or its affiliates to any non-Company representatives, without having either the prior written permission of the Company or being required to provide information pursuant to legal process. If the latter, you must notify the Company prior to providing information and allow the Company an opportunity to legally oppose the release of information, if so desired.

f.
If required by law to provide sworn testimony regarding the Company or affiliate-related matters, you will immediately notify one the Company, and consult with and have legal counsel designated by the Company present for such testimony. The Company will be responsible for the costs of such designated counsel and you will bear no cost for the same. You will confine your testimony to items about which you have actual knowledge rather than speculation, and will cooperate fully with designated legal counsel.

g.
You agree that for a period of five (5) years commencing on the Termination Date, you will cooperate fully and reasonably with the Company in connection with any future or currently pending matter, proceeding litigation or threatened litigation involving the Company or any director, officer or employee (acting in such capacity) of the Company.  You acknowledge that such cooperation may entail making yourself available upon reasonable notice at reasonable times and place to consult with the Company or testify in any action as reasonably requested by the Company.  The Company agrees to promptly reimburse you for your reasonable out-of-pocket expenses provided in such cooperation.

h.
For a period of two (2) years following the Termination Date, you agree not, to directly or indirectly, solicit, or take away, or attempt to hire, solicit or take away, any consultants, employees or officers of the Company, or encourage any consultants, employees or officers of the Company to terminate their relationships with the Company, nor shall you encourage, directly or indirectly, any other employees of the Company to participate in or initiate any claims or litigation against the Company.

6.	Confidentiality Agreement

During the period in which you have provided or may provide services to the Company, whether as an employee, consultant, agent or otherwise, you may have obtained or may obtain commercially valuable confidential and/or proprietary technical and non-technical information which is vital to the success of the Company’s business.  You acknowledge that the Company utilizes confidential information, trade secrets and proprietary customer information in promoting and selling its products and services.  For purposes of this Agreement, you also acknowledge that “Confidential Information” is information acquired by you during the course and scope of your employment with, or future strategic consulting activities for, the Company that may be designated or marked by the Company as "Confidential" or that the Company indicates through its policies, procedures or other instructions should not be disclosed to anyone outside of the Company.  Without limitation, examples of protected Confidential Information under this Agreement include: internal financial data, corporate strategic plans and budgets, long-range plans, litigation strategies and other matters protected by the attorney client privilege, research and development regarding existing and developmental products, marketing plans, sales data, internal market studies or surveys, customer contacts and information, customer purchasing needs and preferences, pricing and related information concerning the Company’s products, information with respect to the particular competencies and experiences of the Company’s employees and other personnel information, and information concerning the Company’s contractual and/or business relationships with its independent growers.  Confidential Information does not include information that has become public other than as a result of a breach of this Agreement, is available on a non-confidential basis prior to it's disclosure to you by the Company, or becomes available to you on a non-confidential basis from a source other than the Company, provided such source was not bound by a confidentiality agreement with the Company.  Nothing contained herein shall be deemed to prevent you from disclosure of Confidential Information if, in the written opinion of counsel, such disclosure is legally required to be made and you notify the Company in advance of such intended disclosure and, if applicable, give the Company a reasonable opportunity to obtain a protective order or confidentiality treatment.

You agree not to disclose any of the Company's Confidential Information, directly or indirectly, to any unauthorized person, and not to use such information in any way, either during the term of any consulting relationship with the Company or any time thereafter, except as required for the benefit of the Company.  In addition, you agree not to disclose any private, personal and/or other nonpublic information about the Company’s current or past (i) employees, (ii) agents, (iii) directors, (iv) customers, (v) vendors, (vi) independent contract growers, or (vii) other representatives.  Nothing contained herein shall be deemed to prevent you from disclosure if, in the written opinion of counsel, such disclosure is legally required to be made and you notify the Company in advance of such intended disclosure and, if applicable, give the Company a reasonable opportunity to obtain a protective order or confidentiality treatment.  Similarly, the Company agrees not to disclose any private, personal or any non-public information about you; provided that nothing contained herein shall be deemed to prevent such disclosure as is legally required to be made.

7.	RELEASE OF PILGRIM’S PRIDE CORPORATION

IN EXCHANGE FOR THE SEVERANCE BENEFITS PROVIDED TO YOU BY PILGRIM’S PRIDE CORPORATION, YOU, ON BEHALF OF YOUR HEIRS, SPOUSE AND ASSIGNS, HEREBY RELEASE PILGRIM’S PRIDE CORPORATION AND EACH OF ITS AGENTS, DIRECTORS, OFFICERS, EMPLOYEES, REPRESENTATIVE, ATTORNEYS, AFFILIATES, AND ITS AND THEIR PREDECESSORS, SUCCESSORS, HEIRS, EXECUTORS, ADMINISTRATORS AND ASSIGNS, AND ALL PERSONS ACTING BY, THROUGH, OR UNDER IN CONCERT WITH ANY OF THEM (COLLECTIVELY “RELEASEES”), OR ANY OF THEM, OF AND FROM ANY AND ALL CLAIMS OF ANY NATURE WHATSOEVER, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, IN LAW OR EQUITY, WHICH YOU EVER HAD, NOW HAVE, OR MAY HAVE RELATING TO YOUR EMPLOYMENT, OR TERMINATION OF EMPLOYMENT. THIS INCLUDES (I) ALL CLAIMS RELATING TO DISPUTED WAGES TO THE FULL EXTENT ALLOWED BY LAW, OVERTIME, VACATION PAY, INCENTIVE BONUS PLANS AND/OR SEVERANCE PAY, AND ANY AND ALL OTHER FRINGE BENEFITS, FOR WHICH YOU WERE ELIGIBLE DURING YOUR EMPLOYMENT (II) ALL CLAIMS UNDER ANY EMPLOYMENT AGREEMENT, THE CHANGE OF CONTROL AGREEMENT OR OTHER AGREEMENTS BETWEEN YOU AND PILGRIM’S PRIDE CORPORATION, AND/OR ITS SUBSIDIARIES OR AFFILIATES; AND (III) ALL CLAIMS YOU MAY HAVE AGAINST THE COMPANY OR ITS EMPLOYEES UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964; THE AGE DISCRIMINATION OF EMPLOYMENT ACT OF 1967 (“ADEA”) AS AMENDED BY THE OLDER WORKERS BENEFITS PROTECTION ACT (“OWBPA”); THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974; THE AMERICANS WITH DISABILITIES ACT; OR ANY OTHER FEDERAL LAW, STATE LAW, LOCAL LAW, COMMON LAW OR REGULATION REGARDING YOUR EMPLOYMENT, TERMINATION OF EMPLOYMENT OR OTHERWISE.

This release shall not preclude an action to enforce the specific terms of this Agreement; to any claims based on acts or events after this Agreement has become effective; to any challenges or claims brought in good faith to review the validity of this Agreement under the ADEA as amended by the OWBPA; to any unemployment or workers compensation benefits to which you may be entitled; nor to benefits in which you have become vested under the Employee Retirement Income Security Act.

You agree that you will not share in any recovery from any claim, charge, lawsuit, or other claim brought against the Company by any third party including, but not limited to, any state or local civil rights commission or labor department and/or the Equal Employment Opportunity Commission.

Nothing in this Agreement shall prohibit you from participating in any proceeding before any governmental agency.  Notwithstanding the above, to the fullest extent permitted by applicable law, if any third party asserts any claim against the Company or any related entity on behalf of you, or if any third party includes you as a class member in any class action involving any claim, then you will not be entitled to any personal recovery in any proceeding relating to or arising from such claim.

8.	Miscellaneous Provisions

a.
You agree that, should you challenge or contest this Agreement or any of its provisions, or should you assert any cause of action or lawsuit against the Company, except as to any action involving an alleged breach of this Agreement or any claim brought as to the validity of this Agreement under the ADEA as amended by the OWBPA, you agree that the Company will be entitled to seek as recovery, in addition to any other relief to which it may be entitled, all of the consideration paid to you pursuant to this Agreement.  Except with respect to claims not released, you further agree to pay the Company for any and all attorney’s fees incurred or expended by it to enforce this Agreement or any of its provisions, or defend any action or cause of action against the Company brought by you, your agents, representatives or assigns.

b.
Should you in any manner, whether directly or indirectly fail to perform any covenant of yours provided herein or breach this Agreement in any respect, the Company shall have no further or continuing obligation to perform any covenants of it for which this Agreement provides, including payment of any sums for which this Agreement provides.

c.
If the Company suffers damages as a result of your conduct which is in violation of this Agreement or otherwise, the Company shall be entitled to recover all provable damages resulting from your wrongful conduct, which amount will be increased by any amount you fail to pay or return pursuant to Section 8a. of this Agreement. The forfeiture pursuant to Section 8a. of the funds paid under this Agreement and the forfeiture of future benefits for which Section 8b. provides, are not a penalty, but are liquidated damages for the minimum amount of damage the Company will suffer in such circumstances.

D.
THE COMPANY AND YOU DECLARE THAT EACH HAS CAREFULLY READ THIS AGREEMENT, THAT EACH HAS HAD A REASONABLE OPPORTUNITY TO REVIEW ITS TERMS WITH THEIR COUNSEL OF CHOICE, IF SO DESIRED, AND THAT EACH FREELY AND VOLUNTARILY EXECUTES AND AGREES TO THE TERMS AND PROVISIONS OF THIS AGREEMENT FOR THE PURPOSE OF MAKING A FULL AND FINAL ADJUSTMENT AND RESOLUTION OF THE MATTERS CONTAINED HEREIN.

e.
This Agreement constitutes and contains the entire agreement and understanding between the Company and you and completely supersedes any and all prior agreements or understandings pertaining to the employment relationship between the parties, the termination thereof or the rights, remedies, duties or obligations arising there from.  Any waiver, alteration or modification of any provisions of this Agreement shall not be valid unless in writing and signed by the Company and you.

f.
If a dispute arises from or relates to this agreement or any other transactions between you and the Company (the “parties”), the parties shall endeavor to settle the dispute first through direct discussions and negotiations.  If the dispute cannot be settled through direct discussions, the parties shall endeavor to settle the dispute by mediation under the Mediation Rules of the American Arbitration Association before recourse to the arbitration procedures contained in this Agreement.  If the dispute cannot be settled by mediation within ninety (90) days of the date either party receives written notice of the existence of such dispute, the parties shall submit the dispute to binding arbitration in Dallas, Texas, unless otherwise agreed upon by the parties, in accordance with the Rules of the American Arbitration Association.

g.
The provision for this Agreement between the parties will be deemed to have been made and will be construed and interpreted in accordance with the laws of the State of Texas.  If any matters in dispute may be settled by litigation or enforcement of any arbitration, such trials will be decided by a judge.  THE PARTIES WAIVE TRIAL BY JURY IN ANY SUCH ACTION(S) AND CONFIRM THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO THEIR BUSINESS TRANSACTIONS.  For any such action(s) related to their business transactions or enforcement of any arbitration, the parties submit themselves to the jurisdiction of the state or federal courts located in Dallas, Texas.

h.
Should any provision of this Agreement be held invalid or unenforceable, such provision shall be ineffective to the extent of such invalidity or unenforceability, without invalidating the remainder of such provision of the remaining portions of this Agreement.

i.
The Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which, together, shall constitute one and the same instrument, but in making proof hereof, it shall never be necessary to exhibit more than one such counterpart.

j.
By signing this Agreement, you acknowledge that additional facts may be discovered later relating to your employment or otherwise, but that it is your intention to fully, finally, and forever, settle and release all of your matters, rights, claims, and any controversies whatsoever, known or unknown, which now exist or formerly have existed against the Company. You acknowledge that this Agreement shall be and will remain in effect as a full and complete general release of such matters, notwithstanding this discovery or existence of any additional or different facts unless such facts arise after the execution of this Agreement.

k.
By signing this Agreement, you acknowledge that you have returned all Company property including any data or information relating to Company business that is proprietary or confidential. Any information that is stored on non-company electronic devices has been permanently deleted.

9.	Age Discrimination

PLEASE READ CAREFULLY. THIS SEPARATION AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Pursuant to the ADEA as amended by the OWBPA, please be advised of the following:

a.	You are advised in writing that you should consult with an attorney prior to executing this Agreement.

b.
You are knowingly and voluntarily releasing all claims relating to your termination from employment under the ADEA as amended by the OWBPA. This Agreement does not apply to any age discrimination claims that may arise after the date you sign this Agreement.

c.	You have forty-five (45) days from the date of receipt to review this Agreement and return it to the Company.

d.	You may revoke this Agreement within seven (7) days of the execution of this Agreement.

e.
You are advised that nothing in this Agreement prevents or precludes you from challenging or seeking a determination in good faith of the validity of this Agreement under the ADEA as amended by the OWBPA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

f.
Before signing this Agreement, the Company has also advised you of all individuals by job title and age in the same job classification or organizational unit who have been selected for the November 28, 2008 layoff, and the job title and ages of all individuals in the same job classification or organizational unit who were not selected for the November 28, 2008 layoff.  You acknowledge and agree that a complete list of these individuals by job title and age is provided to you concurrently with the execution of this Agreement.

g.
By executing this Agreement, you represent that you fully understand all provisions of the Agreement and understand the consequences of executing this Agreement. You further acknowledge that you understand that you have signed this Agreement in exchange for adequate consideration that is in addition to anything of value you would be currently entitled to without this Agreement.

BY SIGNING THIS LETTER AGREEMENT THE PARTIES ACKNOWLEDGE THAT THIS AGREEMENT COMPLETELY AND ADEQUATELY RESOLVES ALL DIFFERENCES BETWEEN THE PARTIES ARISING OUT OF YOUR RELATIONSHIP WITH PILGRIM’S PRIDE CORPORATION AND YOUR TERMINATION THEREFROM AS WELL AS YOUR SERVICES TO PILGRIM’S PRIDE CORPORATION IN ANY OTHER CAPACITY.

If the above meets with your agreement, please sign and return one copy of this letter to my attention at Pilgrim’s Pride Corporation, PO Box 93, Pittsburg, TX 75686.

Sincerely,
/s/ Jane T. Brookshire
Jane T. Brookshire
Executive Vice President Human Resources

ACCEPTED BY:

/s/ J. Clinton Rivers	December 24, 2008
Signature	Date